Exhibit 99.1

MONSANTO COMPANY
800 NORTH LINDBERGH BLVD
ST. LOUIS, MISSOURI 63167

RELEASE	Immediately

CONTACT	Media: Lori Fisher (314-694-8535)
Investors: Scarlett Lee Foster (314-694-8148)

MONSANTO REPORTS FIRST-QUARTER 2004 FINANCIAL RESULTS

St. Louis — Jan. 7, 2004

Financial Summary	First Quarter	First Quarter
($ in millions, except per share)	2004*	2003*	Change

Net Sales	$1,028	$846	22%
Net Loss	$(97)	$(18)	(439)%
Diluted Loss per Share	$(0.37)	$(0.07)	(429)%

*	Monsanto’s fiscal year begins Sept. 1 and ends Aug. 31. References to the first quarter refer to the three-month period ended Nov. 30.

•	Quarterly sales increased 22 percent, primarily because of higher sales of Roundup herbicide in the United States and Brazil.

•	Reported net loss for the quarter was $(97) million and includes a $69 million goodwill write-off and net restructuring charges of $42 million ($24 million of the restructuring charge is associated with discontinued operations).

•	Free cash flow (as defined below) for the quarter was $836 million, compared with $660 million in the comparable period last year. Components of free cash flow for the first quarter of 2004 and 2003, respectively, were: Net cash provided by operations of $661 million versus $729 million, and net cash provided (required) by investing activities of $175 million versus $(69) million. In addition, net cash (required) by financing activities for the first quarter of 2004 and 2003 was $(81) million and $(468) million respectively. (For a reconciliation of free cash flow, see note 1.)

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“Our first-quarter performance was anchored by improved Roundup and branded corn seed results in Brazil. We’re also pleased that our free cash flow generation remains strong. As we begin the major selling season for seeds in the United States, early indications point to another solid showing for Monsanto’s branded seeds and technology traits in this major agricultural market.”

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First-Quarter 2004 Performance Summary:

Net sales increased 22 percent to $1 billion in the first quarter primarily because of higher sales of Roundup in Brazil and a shift in the timing of Roundup sales in the United States.

Net loss per share: The company recorded a first-quarter 2004 net loss of $(97) million, or a loss of $(0.37) per share, compared with last year’s first-quarter net loss of $(18) million, or a loss of $(0.07) per share.

     Items affecting comparability for first-quarter 2004 included:

•	$(0.26) charge for the write-off of goodwill associated with the global wheat business.
•	Net restructuring charges of $(0.07).
•	Discontinued businesses and related restructurings of $(0.08).

     In the first quarter of 2003, the only item affecting comparability was a net restructuring charge of $(0.03).

Cost management: Research-and-development (R&D) expenses were flat at $116 million in the first quarter. In the first quarter, selling, general and administrative (SG&A) expenses were $60 million higher, primarily because of accruals for potential incentive payments to employees and higher costs associated with sales and marketing activities compared with the same period last year.

Cash flow: Free cash flow improved by $176 million, from $660 million in the first quarter of 2003 to $836 million in this year’s first quarter. Free cash flow represents the total of cash flows from operations and investing activities. In the first quarter of 2004, net cash provided by operations was $661 million, compared with $729 million in the first quarter of 2003. Net cash provided (required) by investing activities was $175 million, compared with $(69) million in the first quarter of 2003. In addition, net cash (required) by financing activities for the first quarter of 2004 was $(81) million, compared with $(468) million in the first quarter of 2003. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

Product net sales	First Quarter	First Quarter
($ in millions)	2004	2003	Change

Corn seed and traits	$186	$188	(1)%
Soybean seed and traits	$169	$158	7%
All other crop seeds and traits	$30	$19	58%
TOTAL seeds and genomics	$385	$365	5%

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The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

First-quarter 2004 net sales of $385 million for the Seeds and Genomics segment were $20 million higher than sales of $365 million recorded in last year’s first quarter. This improvement was largely driven by a rebound in the performance of the Brazilian branded corn seed business and stronger corn seed sales in Mexico, where favorable weather and planting conditions prevailed. Higher revenues from cotton traits in Australia also contributed to the increase. A severe drought in Argentina that reduced sales of branded corn somewhat offset these gains.

EBIT (earnings (loss) from continuing operations before interest and income taxes) for the Seeds and Genomics segment declined to a loss of $(96) million in the first quarter, compared with EBIT of $45 million in the first quarter of 2003. Operational improvements — especially in the Brazilian branded corn seed business — were more than offset by the $69 million goodwill write-off related to the global wheat business and $23 million in restructuring charges. (For a reconciliation of EBIT, see note 1.)

Agricultural Productivity Segment Detail

Product net sales	First Quarter	First Quarter
($ in millions)	2004	2003	Change

Roundup and other glyphosate-based agricultural herbicide	$429	$260	65%
All other agricultural productivity products	$214	$221	(3)%
TOTAL agricultural productivity	$643	$481	34%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment increased to $429 million in the quarter, up from $260 million in the comparable 2003 period, mainly because of higher sales of Roundup in the United States and Brazil. Higher volumes and a larger portion of higher-value branded Roundup sold in the United States were the primary contributors to the increase.

EBIT (earnings (loss) from continuing operations before interest and income taxes) for this segment improved to $30 million in the first quarter, compared with a loss of $(55) million in the first quarter of 2003. The increase was driven primarily by the same factors mentioned above, and these improvements were somewhat offset by charges of $7 million related to the fiscal year 2004 restructuring plan. (For a reconciliation of EBIT, see note 1.)

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Other Items of Note:

On Nov. 3, 2003, Monsanto announced that the U.S. Environmental Protection Agency (EPA) had granted registration for YieldGard Plus corn, the company’s first double-stacked insect-protected product. Following the necessary regulatory clearances on a state level in the United States and receipt of the Japanese import approval, this technology will be made available for planting in the United States and Canada.

On Dec. 5, 2003, the company announced that the European Food Safety Authority had issued a favorable scientific opinion on Monsanto’s NK603 Roundup Ready corn. The completion of this opinion allows this product to move forward for consideration for final approval by the European Commission and its member states.

On Jan. 5, 2004, Monsanto was named by the U.S. Trustee as a member of the Creditors’ Committee for Solutia Inc.’s Chapter 11 reorganization process. Monsanto Vice President and Treasurer Robert A. Paley will serve on this nine-member committee, which is charged with representing the interests of unsecured creditors during Solutia’s bankruptcy proceedings.

Supplemental data to this news release, including slides that accompany the company’s financial results conference call, are found at www.monsanto.com. To access this supplemental information, please go to the “Financial Reports” section under the investor information page of the web site.

2004 Earnings and Free Cash Flow Guidance:

The company reiterated its EPS guidance for fiscal year 2004 in the range of $1.40 to $1.50, excluding the effect of the restructuring actions, discontinued operations associated with restructurings, and related goodwill write-offs (estimated at $(0.48), $(0.11) and $(0.26), respectively). On a reported basis and including the estimated restructuring charges and goodwill write-off, EPS guidance is in the range of $0.55 to $0.65.

On an ongoing business basis, roughly 30 percent of the fiscal year earnings are expected in the first half of the year, with 50 percent in the third quarter, and 20 percent in the fourth quarter.

Monsanto also reiterated that free cash flow generation for fiscal year 2004 is expected to be in the range of $350 million to $400 million. The company expects net cash provided by operations to be in the range of $540 million to $570 million, and net cash required by investing activities to be in the range of $170 million to $190 million.

2003 Calendar Year Earnings and Free Cash Flow Outlook:

Management intends to report summary earnings and cash flow information for the periods ended Dec. 31, 2003, so that the company’s progress toward meeting its original 2003 financial commitments can be tracked. The company intends to release this 2003 12-month information on Feb. 4, 2004.

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The 2003 calendar-year EPS guidance remains in the range of $1.30 to $1.40 per share, and excludes the following:
•	$(0.96) charge associated with Monsanto’s contribution to the settlement of Solutia’s PCB litigation in Anniston, Alabama
•	$(0.26) charge for the write-off of goodwill associated with the global wheat business
•	Net restructuring charges estimated at $(0.16), $(0.09) of which is associated with discontinued operations
•	$(0.05) charge related to asset retirement obligations

Including these items, the company’s reported 2003 calendar year EPS guidance is expected to be a loss in the range of $(0.03) to $(0.13) per share.

Management also said that it now expects to generate free cash flow in the 2003 calendar year of approximately $200 million. Net cash provided by operations is expected to be approximately $410 million, and net cash (required) by investing activities is expected to be approximately $(210) million.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company’s exposure to various contingencies, including those related to Solutia, Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup, YieldGard and Roundup Ready are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn-and-garden products.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	Three Months	Three Months
Condensed Statement of	Ended	Ended
Consolidated Operations	Nov. 30, 2003	Nov. 30, 2002

Net Sales	$1,028	$846
Cost of Goods Sold	560	496

Gross Profit	468	350
Operating Expenses:
Selling, General and Administrative Expenses	277	217
Bad-Debt Expense	18	20
Research and Development Expenses	116	116
Adjustments of Goodwill	69	—
Restructuring Charges — Net	29	8

Total Operating Expenses	509	361
Loss From Operations	(41)	(11)
Interest Expense — Net	17	15
Other Expense (Income) — Net	25	(1)

Loss From Continuing Operations Before Income Taxes	(83)	(25)
Income Tax Benefit	(6)	(8)

Loss From Continuing Operations	(77)	(17)
Discontinued Operations:
Loss From Operations of Discontinued Businesses (Including Estimated Loss on Disposal of $29 in Fiscal Year 2004)	(28)	(2)
Income Tax Benefit	(8)	(1)

Loss On Discontinued Operations	(20)	(1)

Net Loss	$(97)	$(18)

EBIT (1)	$(66)	$(10)

Basic and Diluted Loss Per Share:
Loss From Continuing Operations	$(0.29)	$(0.07)
Loss On Discontinued Operations	(0.08)	—

Net Loss	$(0.37)	$(0.07)

Shares Outstanding:
Basic and Diluted Shares	262.1	261.4

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	As of	As of
Condensed Statement of Consolidated Financial Position	Nov. 30, 2003	Aug. 31, 2003

Assets
Current Assets:
Cash and Cash Equivalents	$1,036	$281
Short-Term Investments	—	230
Trade Receivables — Net of Allowances of $268 and $254, respectively	1,586	2,296
Inventories	1,373	1,230
Assets of Discontinued Operations	32	—
Other Current Assets	829	925

Total Current Assets	4,856	4,962

Property, Plant and Equipment — Net	2,228	2,280
Goodwill — Net	716	768
Other Intangible Assets — Net	516	571
Other Assets	867	880

Total Assets	$9,183	$9,461

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$288	$269
Accounts Payable	290	290
PCB Litigation Settlement Liability	—	400
Liabilities of Discontinued Operations	3	—
Accrued Liabilities	1,225	985

Total Current Liabilities	1,806	1,944

Long-Term Debt	1,222	1,258
Postretirement and Other Liabilities	1,082	1,103
Shareowners’ Equity	5,073	5,156

Total Liabilities and Shareowners’ Equity	$9,183	$9,461

Debt to Capital Ratio:	23%	23%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Three Months	Three Months Ended
	Ended	Ended
Statement of Consolidated Cash Flows	Nov. 30, 2003	Nov. 30, 2002

Operating Activities:
Net Loss	$(97)	$(18)
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Depreciation and amortization expense	114	109
Adjustments of goodwill	69	—
Impairment of assets included in discontinued operations	29	—
Bad-debt expense	18	20
Noncash restructuring	13	8
Deferred income taxes	139	(27)
Equity affiliate expense — net	11	10
Write-off of retired assets	4	8
Other items that did not provide cash	(4)	(21)
Changes in assets and liabilities that provided (required) cash:
Trade receivables	981	706
Inventories	(123)	(107)
Accounts payable and accrued liabilities	(72)	29
PCB litigation settlement liability	(400)	—
Pension contributions	(25)	(10)
Related-party transactions	—	10
Other Items	4	12

Net Cash Provided by Operations	661	729

Cash Flows Provided (Required) by Investing Activities:
Maturities of short-term investments	230	—
Technology and other investments	(11)	(15)
Capital expenditures	(51)	(54)
Property disposal proceeds	7	—

Net Cash Provided (Required) by Investing Activities	175	(69)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(73)	(426)
Long-term debt proceeds	80	13
Long-term debt reductions	(26)	(19)
Payments on other financing	(1)	(5)
Treasury stock purchases	(55)	—
Stock option exercises	28	—
Dividend payments	(34)	(31)

Net Cash Required by Financing Activities	(81)	(468)

Net Increase in Cash and Cash Equivalents	755	192
Cash and Cash Equivalents Beginning of Period	281	137

Cash and Cash Equivalents at End of Period	$1,036	$329

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is earnings (loss) from continuing operations before interest and income taxes. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile historical EBIT and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

     Reconciliation of EBIT to Loss From Continuing Operations:

	Three Months	Three Months
	Ended	Ended
Total Monsanto Company and Subsidiaries:	Nov. 30, 2003	Nov. 30, 2002

EBIT — Seeds and Genomics Segment	$(96)	$45
EBIT — Agricultural Productivity Segment	30	(55)

EBIT — Total Company	$(66)	$(10)
Interest Expense — Net	(17)	(15)
Income Tax Benefit	6	8

Loss From Continuing Operations	$(77)	$(17)

     Reconciliation of Free Cash Flow:

	Three Months	Three Months
	Ended	Ended
Total Monsanto Company and Subsidiaries:	Nov. 30, 2003	Nov. 30, 2002

Net Cash Provided by Operations	$661	$729
Net Cash Provided (Required) by Investing Activities	175	(69)

Free Cash Flow	$836	$660
Net Cash Required by Financing Activities	(81)	(468)

Net Increase in Cash and Cash Equivalents	$755	$192

2.	Restructuring: In October 2003, Monsanto announced plans to continue to reduce the costs associated with is agricultural chemistry business as that segment matures globally. The company will further concentrate its resources on its seeds and traits businesses. These plans include: (1) reducing costs associated with the company’s Roundup herbicide business; (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. These actions will require charges up to $155 million aftertax in fiscal year 2004; $43 million of these charges were recorded in first quarter of fiscal year 2004.

In 2002, Monsanto’s management approved a restructuring plan to further consolidate or shut down facilities and to reduce work force. For the three months ended Nov. 30, 2002, Monsanto recorded a net charge of $9 million aftertax as part of the 2002 restructuring plan.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Loss related to these items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months	Three Months
	Ended	Ended
	Nov. 30, 2003	Nov. 30, 2002

Cost of Goods Sold	$—	$(6)
Restructuring Charges — Net(1)	(29)	(8)

Loss From Continuing Operations Before Income Taxes	(29)	(14)
Income Tax Benefit	(11)	(5)

Loss From Continuing Operations	(18)	(9)
Loss From Operations of Discontinued Businesses	(33)	—
Income Tax Benefit	(9)	—

Loss on Discontinued Operations	(24)	—

Net Loss	$(42)	$(9)

(1)	For both three month periods ended Nov. 30, 2003, and Nov. 30, 2002, restructuring charges were reduced by $1 million in restructuring reversals related to our past restructuring plans. The company recorded the reversals because it was able to carry out certain actions for less than originally anticipated.

For detail of the $30 million restructuring charges related to the fiscal year 2004 restructuring plan, which are included in continuing operations, refer to the following table. The loss from operations of discontinued businesses was primarily attributable to the impairment of other intangible assets related to the European wheat business.

The following table displays the net pretax charges incurred by segment:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total

Continuing Operations:
Seeds and Genomics	$10	$—	$13	$23
Agricultural Productivity	7	—	—	7

Total Continuing Operations	17	—	13	30
Discontinued Operations:
Seeds and Genomics	3	1	29	33
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	3	1	29	33
Total Segment:
Seeds and Genomics	13	1	42	56
Agricultural Productivity	7	—	—	7

Total Restructuring	$20	$1	$42	$63

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